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May 1, 2005

J.P. Morgan Series Trust II
522 Fifth Avenue
New York, NY 10036


Dear Sirs:

     JPMorgan Funds Management, Inc. hereby agrees to reimburse each Portfolio listed on Schedule A for the time periods so indicated. JPMorgan Funds Management, Inc. will reimburse to the extent total operating expenses exceed the rate of average daily net assets also indicated on Schedule A. This reimbursement arrangement does not include dividend expenses on securities sold short, interest, taxes, extraordinary expenses and expenses related to the JPMorgan Funds' deferred compensation plan.

     JPMorgan Funds Management, Inc understands and intends that the Portfolios will rely on this agreement in preparing and filings their registration statements on Form N-1A and in accruing the Portfolios' expenses for purposes of calculating net asset value and for other purposes, and expressly permits the Portfolios to do so.


Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

JPMorgan Funds Management, Inc.

/s/ George C.W. Gatch
-------------------------------
George C.W. Gatch

Accepted by:
J.P. Morgan Series Trust II


/s/ Stephanie J. Dorsey
---------------------------------
Stephanie J. Dorsey
Treasurer


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

Fund Name                                                                Cap
                                    Fund          Year   Expense       Period
                                    Class         End     Cap          through
----------------------------------------------------------------------------------
SERIES TRUST II FUNDS

JPMorgan Bond Portfolio            N/A            31-Dec   0.750%       30-Apr-06
JPMorgan Int'l Equity Portfolio    N/A            31-Dec   1.200%       30-Apr-06
JPMorgan U.S. Large Cap Core
Equity Portfolio                   N/A            31-Dec   0.850%       30-Apr-06
JPMorgan Mid Cap Value Portfolio   N/A            31-Dec   1.250%       30-Apr-06
JPMorgan Small Company Portfolio   N/A            31-Dec   1.150%       30-Apr-06


Reflects a written agreement pursuant to which JPMorgan Funds Management, Inc. agrees that it will reimburse the Portfolio to the extent total operating expenses (excluding dividend expenses on securities sold short, interest, taxes extraordinary expenses and expenses related to the deferred compensation plan) exceed the listed ratio cap.